EXHIBIT 99.1

8419 Terminal Road, P.O. Box 1430, Newington, VA 22122-1430
703.550.7000 Fax 703.550.0883
www.sensytech.com

NEWS RELEASE

For Immediate Release

Sensytech, Inc. To Acquire Imaging Sensors and Systems, Inc.

NEWINGTON, VA, April 14, 2004 / Business Wire / — Sensytech, Inc. (Nasdaq:STST), today announced that it has entered into an agreement to acquire all of the outstanding stock of Imaging Sensors and Systems, Inc., which is headquartered in Winter Park, Florida. The purchase price is in the form of cash and stock, with earn-out payments if certain defined performance objectives are met. The closing is expected to occur later this week.

S. Kent Rockwell, Chairman and CEO of Sensytech, Inc., stated, “This acquisition fits neatly with our marketing and product direction for the airborne imaging component of our Surveillance Technology Group which is engaged primarily in providing products and engineered solutions to the intelligence community, homeland defense/security applications, and select international customers. ISS brings needed engineering capability and an existing product line of mobile ground and airborne Forward Looking Infrared Radar (FLIR) systems. Their product offerings are complimentary to the airborne hyperspectral imaging solutions currently offered.”

Sensytech, Inc. designs, develops and manufactures electronic support measures (ESM), electronic intelligence (ELINT), and threat warning systems, active EW systems, airborne imaging systems, communications reconnaissance systems, shipboard support systems, and other special purpose communications equipment serving worldwide markets. Sensytech, through its predecessor companies, has been providing cutting edge technology applications and cost-effective systems solutions for three decades.

FOR MORE INFORMATION, CONTACT:
Donald F. Fultz, Chief Financial Officer
(703) 550-7000 or don.fultz@sensytech.com
URL: www.sensytech.com